Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Rob Litt, 763-577-6187

INVESTOR CONTACT:	Christine Battist, 763-577-2828

MOSAIC REPORTS FISCAL YEAR 2010 FIRST QUARTER RESULTS

PLYMOUTH, MN, October 5, 2009 – The Mosaic Company (NYSE: MOS) announced today net earnings of $100.6 million, or $0.23 per diluted share, for the first quarter ended August 31, 2009. These results compare with net earnings of $1.2 billion, or $2.65 per share, for the first quarter ended August 31, 2008. The Company maintained a strong financial position, with cash and cash equivalents of $2.6 billion as of August 31, 2009.

KEY ITEMS

•	The average diammonium phosphate (DAP) selling price was $276 per tonne and total phosphate sales volumes were 2.1 million tonnes

•	The average muriate of potash (MOP) selling price was $382 per tonne and total potash sales volumes were 0.8 million tonnes

•	Cash flow provided by operating activities was $172.4 million

•	Long-term agricultural fundamentals remain highly attractive

Mosaic had net sales in the first quarter of fiscal 2010 of $1.5 billion, a decrease of $2.9 billion, or 66%, compared to the same period a year ago.

Mosaic’s gross margin for the first quarter of fiscal 2010 was $222.2 million, or 15% of net sales, compared with $1.6 billion, or 38% of net sales, a year ago. First quarter operating earnings were $134.2 million compared with $1.5 billion a year ago. Mosaic’s first quarter results in fiscal 2010 were impacted by significant declines in market selling prices for phosphate and potash sales volumes combined with lower potash selling prices, compared with the prior year quarter. Phosphate sales volumes in the first quarter were comparable to levels a year ago. The decline in potash sales volumes and selling prices continues to be related to cautious purchasing by customers due to volatile grain and oilseed prices and the lack of normal contracting activity compared with a year ago.

“Phosphate fundamentals have improved. The potash market is evolving and we expect strong demand in calendar year 2010 for both nutrients,” said Jim Prokopanko, Mosaic’s President and Chief Executive Officer. “Our long-term outlook for crop nutrients remains positive and we continue to execute our strategic plans designed to drive strong cash flow and shareholder value.”

Phosphates

Net sales in the Phosphates segment were $814.4 million for the first quarter, a decline from $2.6 billion a year ago. Phosphates’ first quarter gross margin was $111.4 million, or 14% of net sales, compared with $1.0 billion, or 39% of net sales, for the same period a year ago. Operating earnings were $61.2 million, a decline from $950.8 million in the same period last year. The decline in operating earnings was primarily due to the effects of significantly lower selling prices partially offset by significantly lower raw material costs for sulfur and ammonia. Net unrealized mark-to-market derivative gains were $4.6 million in the first quarter of fiscal 2010 compared with net losses of $74.6 million for the same period a year ago.

The average first quarter DAP selling price, FOB plant, was $276 per tonne, compared to $1,013 a year ago and $345 per tonne in the fourth quarter of fiscal 2009. The market DAP selling price began to decline sharply toward the end of the second quarter of fiscal 2009 before appearing to bottom out in the first quarter of fiscal 2010.

Phosphates sales volumes were comparable with a year ago at 2.1 million tonnes. Mosaic’s phosphate inventory levels were down significantly as of August 31, 2009 due to increased demand and modestly reduced production levels. Phosphates production levels declined 13% to 1.8 million tonnes from year ago levels in response to a build-up of inventories and a decline in demand. Toward the end of the first quarter of fiscal 2010, production was increased to more normal levels due to increased sales orders and demand.

“Phosphate sales volumes are returning to near normal levels,” said Prokopanko. “Gross margin has improved from the fourth quarter of fiscal 2009 and we look for further modest improvement in fiscal 2010.”

Potash

Net sales in the Potash segment totaled $333.3 million for the first quarter, compared to net sales of $976.4 million a year ago. The Potash segment’s gross margin decreased to $124.6 million in the first quarter, or 37% of net sales, compared with $503.2 million a year ago, or 52% of net sales. Operating earnings were $99.3 million for the first quarter, compared to $477.8 million a year ago. Operating earnings were impacted by a sharp decline in sales volumes, the effects of significantly lower operating rates on fixed cost absorption and a decrease in the average MOP selling price. These factors were partly offset by lower net unrealized mark-to-market derivative losses and lower Canadian resource taxes and royalties. Net unrealized mark-to-market derivative losses were $1.6 million in the first quarter of fiscal 2010 compared with losses of $41.7 million a year ago.

The average first quarter MOP selling price, FOB plant, was $382 per tonne compared to $488 a year ago and $540 per tonne in the fourth quarter of fiscal 2009. The lower average MOP selling price was primarily the result of a decline in the average export price for MOP and a shift in sales volume mix. The shift in mix to a greater percentage of non-agricultural sales was primarily driven by lower sales volumes of crop nutrients. The average non-agricultural selling price is lower than crop nutrient selling prices but the gap is narrowing on pricing.

Reflecting the lower demand, the Potash segment’s total sales volume was 0.8 million tonnes for the first quarter which was lower compared with year-ago first quarter volume of 1.9 million tonnes, but up from 0.6 million tonnes for the fourth quarter of fiscal 2009. Potash production declined 59% to 0.8 million tonnes from year ago levels due to slow demand and in order to more effectively manage inventories. Mosaic continues to operate at lower production rates and will do so until demand improves.

“Even at current low selling volumes the Potash segment generated a healthy gross margin and is poised to generate substantially improved profits when demand fully returns,” stated Prokopanko.

Offshore

The Offshore segment’s net sales totaled $468.1 million during the first quarter, compared to net sales of $1.0 billion a year ago. This decline in net sales was mainly due to lower selling prices. Gross margin decreased to $11.2 million in the first quarter, or 2% of net sales, compared to $180.6 million, or 17% of net sales, for the same period last year. Offshore had an operating loss in the first quarter of fiscal 2010 of $8.0 million, compared to operating earnings of $159.0 million a year ago. Strong Offshore results a year ago reflected the benefit of positioning lower cost inventories in a period of rising selling prices.

Other

A foreign currency transaction gain of $13.1 million was recorded for the first quarter compared to a gain of $86.7 million for the same period a year ago. This non-cash gain is the result of the effect of a weakening Canadian dollar on significant U.S. dollar denominated intercompany receivables and cash held by Mosaic’s Canadian subsidiaries.

Income tax expense was $32.8 million in the first quarter resulting in an effective tax rate of 25% compared to $497.7 million, or an effective tax rate of 31% for the same period last year.

Total equity earnings in non-consolidated subsidiaries were $2.5 million in the first quarter, compared with $59.8 million for the same period a year ago. The reduction in equity earnings is primarily the result of the sale of Mosaic’s interest in Saskferco Products ULC in October 2008 along with weak results from Fertifos S.A. during the first quarter of fiscal 2010.

Mosaic ended the first quarter with $2.6 billion in cash and cash equivalents. Cash flow provided by operating activities in the first quarter of fiscal 2010 was $172.4 million compared with cash flow provided by operating activities of $561.5 million a year ago. The decline in cash flow from operations was primarily due to lower net earnings and significant working capital changes. Mosaic’s total debt as of August 31, 2009 was $1.4 billion compared to $1.5 billion as of August 31, 2008.

Market Outlook

Several important signs of a global economic recovery have emerged in recent months as an impetus to crop nutrient recovery, including gains in key Asian economies and improved outlooks in developed economies. Concurrently, grain and oilseed consumption is steadily increasing as the world’s appetite continues to swell due to steady population growth and increases in income in developing countries, inevitably leading to increased investments in agriculture, including a balance of crop nutrients.

Longer term, annual global real gross domestic product growth is estimated by a leading economic forecasting firm to trend upward from 2.5% in 2010 to 3.8% in 2012, and with it, more prosperity and the desire to improve diets.

Inventories for North American phosphate producers declined again in August 2009 and are at the lowest levels since May 2006. Inventories for North American potash producers are working down from elevated levels earlier this calendar year. The distribution pipeline has been largely emptied, although buyers remain cautious about re-stocking.

“Farmers around the world have reduced crop nutrient applications in their most recent growing season, drawing down the nutrient levels banked in their soils,” said Prokopanko. “We believe farmers will increase application rates in response to high 2010 new crop prices and the need to replenish the large amount of nutrients withdrawn by the record crop this year.”

Financial Guidance

Sales volumes for the Phosphates segment are expected to range from 1.8 to 2.2 million tonnes for the second quarter of fiscal 2010. Mosaic’s realized DAP price, FOB plant, for the second quarter of fiscal 2010 is estimated to be $265 to $305 per tonne.

Mosaic is not providing financial guidance on potash sales volumes or MOP selling price until market conditions normalize.

Capital spending for fiscal 2010 is expected to grow to a range of $1.0 billion to $1.2 billion. Mosaic is executing its multi-year potash expansion plan as well as investing substantial funds to further improve operating performance of its existing plants and mines.

SG&A is estimated to range from $350 million to $370 million in fiscal 2010 and the effective income tax rate is estimated in the high 20% range for the year.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphates and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Tuesday, October 6, 2009 at 9:00 a.m. EDT to discuss first quarter earnings results. Presentation slides and a simultaneous audio webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. Additionally, the conference call-in number is 888-679-8034 and the passcode is 41404673. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and the effects of the current economic and financial turmoil; the build-up of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation; difficulties or delays in receiving, or increased costs of, necessary governmental permits or approvals; the effectiveness of our processes for managing our strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of asset retirement, environmental remediation, reclamation or other environmental regulation differing from management’s current estimates; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended August 31
	2009	2008
Net sales	$1,457.2	$4,322.5
Cost of goods sold	1,235.0	2,673.9

Gross margin	222.2	1,648.6
Selling, general and administrative expenses	81.4	90.0
Other operating expenses	6.6	9.7

Operating earnings	134.2	1,548.9
Interest expense, net	14.9	10.6
Foreign currency transaction (gain)	(13.1)	(86.7)
Other (income)	(0.4)	(1.5)

Earnings from consolidated companies before income taxes	132.8	1,626.5
Provision for income taxes	32.8	497.7

Earnings from consolidated companies	100.0	1,128.8
Equity in net earnings of nonconsolidated companies	2.5	59.8

Net earnings including non-controlling interests	102.5	1,188.6
Less: Net earnings attributable to non-controlling interests	(1.9)	(3.9)

Net earnings attributable to Mosaic (a)	$100.6	$1,184.7

Diluted net earnings per share attributable to Mosaic (a)	$0.23	$2.65

Diluted weighted average number of shares outstanding	446.3	446.5

(a)	Mosaic adopted SFAS No. 160 “Noncontrolling Interest in Consolidated Financial Statements,” effective June 1, 2009, which, among other things, changed the presentation format and certain captions of the Consolidated Statement of Earnings and Consolidated Balance Sheet. Mosaic uses the captions recommended by this standard in its Condensed Consolidated Financial Statements, such as “Net earnings attributable to Mosaic” and “Diluted net earnings per share attributable to Mosaic.” However, in the preceding release Mosaic has shortened this language to “net earnings” and “earnings per share,” respectively.

Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)

The Mosaic Company	(unaudited)

	August 31 2009	May 31 2009
Assets
Current assets:
Cash and cash equivalents	$2,598.7	$2,703.2
Receivables, net	485.5	597.6
Inventories	1,046.7	1,125.9
Deferred income taxes	199.3	205.4
Other current assets	672.0	675.7

Total current assets	5,002.2	5,307.8
Property, plant and equipment, net	5,007.7	4,899.3
Investments in nonconsolidated companies	375.5	357.8
Goodwill	1,733.1	1,734.1
Other assets	360.4	377.2

Total assets	$12,478.9	$12,676.2

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt	$107.1	$92.7
Current maturities of long-term debt	29.7	43.3
Accounts payable and accrued liabilities	1,101.5	1,093.4
Accrued income taxes	11.2	327.6
Deferred income taxes	65.8	64.8

Total current liabilities	1,315.3	1,621.8
Long-term debt, less current maturities	1,253.2	1,256.5
Deferred income taxes	456.0	456.6
Other noncurrent liabilities	839.8	826.1

The Mosaic Company’s Stockholders’ equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of August 31, 2009 and May 31, 2009	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized:
Class B common stock, none issued and outstanding as of August 31, 2009 and May 31, 2009	—	—
Common stock, 444,917,995 and 444,513,300 shares issued and outstanding as of August 31, 2009 and May 31, 2009, respectively	4.5	4.4
Capital in excess of par value	2,500.5	2,483.8
Retained earnings	5,824.6	5,746.2
Accumulated other comprehensive income	260.2	258.6

Total Mosaic stockholders’ equity	8,589.8	8,493.0
Non-controlling interests	24.8	22.2

Total stockholders’ equity	8,614.6	8,515.2

Total liabilities and stockholders’ equity	$12,478.9	$12,676.2

Condensed Consolidated Statements of Cash Flows

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended August 31
	2009	2008
Cash Flows from Operating Activities
Net earnings including non-controlling interests	$102.5	$1,188.6
Adjustments to reconcile net earnings including non-controlling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	92.1	87.7
Deferred income taxes	11.6	15.3
Equity in net earnings of nonconsolidated companies, net of dividends	(2.5)	(27.7)
Accretion expense for asset retirement obligations	7.9	8.8
Stock-based compensation expense	14.2	10.1
Unrealized loss (gain) on derivatives	(38.4)	117.2
Excess tax benefits related to stock option exercises	(0.4)	(2.8)
Other	(0.7)	(1.0)
Changes in assets and liabilities:
Receivables, net	111.5	(521.0)
Inventories, net	78.9	(590.2)
Other current assets	8.9	(55.1)
Accounts payable	77.0	273.9
Accrued liabilities	(299.8)	138.2
Other noncurrent liabilities	9.6	(80.5)

Net cash provided by operating activities	172.4	561.5
Cash Flows from Investing Activities
Capital expenditures	(236.2)	(186.9)
Restricted cash	—	(1.2)
Other	0.1	0.3

Net cash used in investing activities	(236.1)	(187.8)
Cash Flows from Financing Activities
Payments of short-term debt	(63.2)	(141.5)
Proceeds from issuance of short-term debt	77.7	118.6
Payments of long-term debt	(17.4)	(33.8)
Proceeds from issuance of long-term debt	0.6	0.1
Payment of tender premium on debt	(5.5)	(0.2)
Proceeds from stock options exercised	2.2	1.1
Dividend paid to minority shareholder	(0.1)	(1.4)
Excess tax benefits related to stock option exercises	0.4	2.8
Cash dividends paid	(22.2)	(22.2)

Net cash used in financing activities	(27.5)	(76.5)
Effect of exchange rate changes on cash	(13.3)	(68.2)

Net change in cash and cash equivalents	(104.5)	229.0
Cash and cash equivalents - beginning of period	2,703.2	1,960.7

Cash and cash equivalents - end of period	$2,598.7	$2,189.7

Supplemental Disclosure of Cash Flow Information:

Cash paid during the period for:
Interest (net of amount capitalized)	$39.6	$47.4
Income taxes (net of refunds)	271.0	192.7

Condensed Consolidated Financial Highlights

(dollars in millions)

The Mosaic Company	(unaudited)

	Three months ended August 31		Increase/ (Decrease)
	2009	2008	Amount	%

Net sales:
Phosphates	$814.4 (b)	$2,592.8 (b)	$(1,778.4)	(69)%
Potash	333.3	976.4	(643.1)	(66)%
Offshore	468.1	1,048.0	(579.9)	(55)%
Corporate/Other (a)	(158.6)	(294.7)	136.1	(46)%

	$1,457.2 (b)	$4,322.5 (b)	$(2,865.3)	(66)%

Gross margin:
Phosphates	$111.4	$1,005.7	$(894.3)	(89)%
Potash	124.6	503.2	(378.6)	(75)%
Offshore	11.2	180.6	(169.4)	(94)%
Corporate/Other (a)	(25.0)	(40.9)	15.9	(39)%

	$222.2	$1,648.6	$(1,426.4)	(87)%

Operating earnings (loss):
Phosphates	$61.2	$950.8	$(889.6)	(94)%
Potash	99.3	477.8	(378.5)	(79)%
Offshore	(8.0)	159.0	(167.0)	NM
Corporate/Other (a)	(18.3)	(38.7)	20.4	(53)%

	$134.2	$1,548.9	$(1,414.7)	(91)%

Depreciation, depletion and amortization:
Phosphates	$55.6	$48.4	$7.2	15%
Potash	29.7	31.9	(2.2)	(7)%
Offshore	4.3	4.9	(0.6)	(12)%
Corporate/Other	2.5	2.5	—	0%

	$92.1	$87.7	$4.4	5%

(a)	Includes elimination of intercompany sales.
(b)	Includes PhosChem sales for its other member of $111.6 million and $288.9 million for the three months ended August 31, 2009 and 2008. PhosChem is a consolidated subsidiary of Mosaic.

The Mosaic Company	Key Statistics (unaudited)

	Three months ended August 31				Increase/ (Decrease)
	2009		2008		Amount	%
Sales volumes (000 tonnes):
Phosphates (a)
Crop Nutrients: North America	683		779		(96)	(12)%
International	1,244		1,138		106	9%
Feed Phosphates	135		174		(39)	(22)%

	2,062		2,091		(29)	(1)%

Potash (b)
Crop Nutrients: North America	109		546		(437)	(80)%
International	508		1,090		(582)	(53)%
Non agricultural	178		261		(83)	(32)%

	795	(c)	1,897	(c)	(1,102)	(58)%

Production volumes (000 tonnes):
Phosphates	1,817		2,084		(267)	(13)%
Potash	816		1,974		(1,158)	(59)%

Average selling price per metric tonne:
DAP (d)	$276		$1,013		$(737)	(73)%

MOP (d)	382		488		(106)	(22)%

K-Mag® (d)	301		288		13	5%

Average price for key raw materials:

Ammonia (tonnes) (Central Florida) (e)	$233		$572		$(339)	(59)%
Sulfur (long ton)	43		573		(530)	(92)%

Canadian resource taxes and royalties (f)	$17		$169		$(152)	(90)%

(a)	Phosphates volumes represent dry product tonnes, primarily DAP and MAP. Excludes tonnes sold by PhosChem for its other members.
(b)	Potash volumes exclude tonnes mined under a third party tolling arrangement.
(c)	Includes sales volumes (in thousands of tonnes) of 103 tonnes and 209 tonnes of K-Mag® for the three months ended August 31, 2009 and 2008, respectively.
(d)	FOB plant/mine
(e)	Delivered Tampa
(f)	Amounts in millions of U.S. dollars